UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   HABIG, JOHN B
   1600 ROYAL STREET
   JASPER, IN  47549
   USA
2. Issuer Name and Ticker or Trading Symbol
   KIMBALL INTERNATIONAL, INC.
   KBALB
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   SENIOR EXECUTIVE VICE PRESIDENT
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class B Common Stock       |      |    |V|                  |   |           |202,044 (1)        |D     |                           |
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           "               |      |    |V|                  |   |           |822 (1) (2)        |I     |JB Habig Tr                |
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           "               |      |    |V|                  |   |           |33,716 (1) (2)     |I     |Wife                       |
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           "               |      |    |V|                  |   |           |960 (1)            |D     |                           |
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           "               |      |    |V|                  |   |           |256 (1) (2)        |I     |Family Tr                  |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Class A Common Stock  |        |     |    |V|           |   |     |     |Class B Comm|       |       |496,332 (1) |D  |            |
                      |        |     |    | |           |   |     |     |on          |       |       |            |   |            |
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          "           |        |     |    |V|           |   |     |     |"           |       |       |165,974(1)(2|I  |JB Habig Tr |
                      |        |     |    | |           |   |     |     |            |       |       |)           |   |            |
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          "           |        |     |    |V|           |   |     |     |"           |       |       |132,556 (1) |I  |Wife        |
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          "           |        |     |    |V|           |   |     |     |"           |       |       |444,896(1)(2|I  |Family Tr   |
                      |        |     |    | |           |   |     |     |            |       |       |)           |   |            |
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Employee Stock Option |$14.80 (|     |    |V|           |   |8/27/|8/26/|''          |9,000 (|       |9,000 (3)   |D  |            |
(Right to Buy)        |3)      |     |    | |           |   |95   |98   |            |3)     |       |            |   |            |
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w/SAR                 |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |$12.22 (|     |    |V|           |   |8/25/|8/24/|"           |10,000 |       |10,000 (3)  |D  |            |
                      |3)      |     |    | |           |   |96   |99   |            |(3)    |       |            |   |            |
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                      |$12.77 (|     |    |V|           |   |8/23/|8/22/|"           |10,000 |       |10,000 (3)  |D  |            |
                      |3)      |     |    | |           |   |97   |00   |            |(3)    |       |            |   |            |
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                      |$13.77 (|     |    |V|           |   |7/18/|7/17/|"           |10,000 |       |10,000 (3)  |D  |            |
                      |3)      |     |    | |           |   |98   |01   |            |(3)    |       |            |   |            |
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                      |$21.825 |     |    |V|           |   |2/25/|8/24/|"           |11,000 |       |11,000 (3)  |D  |            |
                      |(3)     |     |    | |           |   |98   |07   |            |(3)    |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) On 11/12/97, the Class A and Class B Common Stock of Kimball International, Inc. split 2-for-1, resulting in the reporting person's direct and indirect share ownership to double.
(2) Beneficial ownership
disclaimed.
(3) This option was previously reported as covering half the number of shares at twice the price per share but was adjusted to reflect a 2-for-1 stock split on 11/12/97.